Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

The Dreyfus/Laurel Funds Trust:

We consent to the use of our reports, dated December 30, 2014, with respect to the financial statements of Dreyfus International Bond Fund and Dreyfus Global Equity Income Fund, each a series of The Dreyfus/Laurel Funds Trust, as of October 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                /s/ KPMG LLP

New York, New York

February 24, 2015